Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows


Evergreen California Municipal Bond Fund
	 72DD	         73A	     74U         74V
	 Dollar	     Per Share	     Shares
       	Distributions Distributions Outstanding	 NAV
Class A	$5,200,371	0.19	    33,764,243   10.86
Class B	$13,940	        0.15	    89,597	 10.86
Class C	$52,067	        0.15	    291,059	 10.86
Class I	$509,675	0.21	    2,469,716    10.86



Evergreen Connecticut Municipal Bond Fund
	 72DD	         73A	     74U         74V
	 Dollar	       Per Share    Shares
       	Distributions Distributions Outstanding	 NAV

Class A	$149,047	0.12	    1,239,636	6.24
Class B	$41,706	        0.09	    414,630	6.24
Class C $29,479	        0.09	    294,830	6.24
Class I $1,068,165	0.13	    8,502,166	6.24



Evergreen New Jersey Municipal Bond Fund
	72DD		73A	       74U        74V
	Dollar		Per Share     Shares
       	Distributions	Distributions Outstanding NAV

Class A	$973,204 	0.21	   4,564,268	10.77
Class B	$286,740	0.17	   1,593,856	10.77
Class C	$112,903	0.17	     631,344	10.77
Class I	$3,304,418	0.23	  14,587,473	10.77


Evergreen New York Municipal Bond Fund
	72DD	      73A		74U      74V
	Dollar	      Per Share	      Shares
       	Distributions Distributions Outstanding	  NAV

Class A	102,032	        0.18	    584,848	10.84
Class B	54,098		0.14	    393,980	10.84
Class C	89,260		0.14	    620,828	10.84
Class I	1,124,038	0.19	    5,894,651	10.84



Evergreen Pennsylvania Municipal Bond Fund
	72DD	      73A	     74U         74V
	Dollar	      Per Share	     Shares
       	Distributions Distributions  Outstanding  NAV

Class A	1,119,293	0.24	     4,665,074	11.10
Class B	 399,988	0.19	     1,977,275	11.06
Class C	 185,024	0.19	       935,457	11.08
Class I 15,104,168	0.25	    57,556,627	11.10